Exhibit 21. Capital City Bank Group, Inc. Subsidiaries, as of December 31, 2015.

Direct Subsidiaries:

Capital City Bank

CCBG Capital Trust I (Delaware)

CCBG Capital Trust II (Delaware)

Capital City Wealth Advisors, Inc. (Florida)

Indirect Subsidiaries:

Capital City Banc Investments, Inc. (Florida)

Capital City Services Company (Florida)

Capital City Trust Company (Florida)

FNB Financial Services, LLC (Florida)

Southeastern Oaks, LLC (Florida)

Capital City Mortgage Company (Florida) - Inactive

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